UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 29, 2013, Granite Falls Energy, LLC (“GFE”) finalized an extension of the term of its revolving line of credit with United FCS, PCA (“United FCS”). Under the terms of the Revolving Credit Supplement, dated July 26, 2013, between GFE and United FCS, GFE may borrow, repay, and reborrow up to $6 million. Final payment of amounts borrowed under this credit facility is due August 1, 2014. Amounts borrowed under the revolving line of credit bear interest at one of three interest rate options selected by GFE, (i) at a variable weekly rate equal to 2.65% above the rate quoted by the British Bankers Association for the offering of one-month U.S. Dollar deposits, (ii) at a fixed rate to be quoted by CoBank, or (iii) at a fixed rate for up to 12 months equal to LIBOR plus 2.65%. Interest on amounts borrowed is payable monthly in arrears. The purpose of this credit facility is to provide working capital to GFE.

GFE extended the term of its revolving line of credit with United FCS because its prior $6 million revolving line of credit with United FCS was scheduled to terminate pursuant to its terms on August 1, 2013. The revolving line of credit, as extended, is no longer subject to a borrowing base calculation. The revolving line of credit remains subject to the Master Loan Agreement dated August 22, 2012 between GFE and United FCS, which requires GFE to comply with certain financial covenants and contains customary events of default. GFE and United FCS are also parties to a a Revolving Term Loan Supplement dated August 28, 2012, under which GFE may borrow, repay, and reborrow up to $8 million, subject to scheduled step-downs, with final payment due March 1, 2017. Both the revolving line of credit and the revolving term loan are secured by substantially all of GFE's assets.

CoBank, ACB (“CoBank”) acts as United FCS's administrative agent with respect to GFE's credit facilities with United FCS and has a participation interest in the loans.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01, which disclosure is herein incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: August 22, 2013	/s/ Steve Christensen
Steve Christensen, Chief Executive Officer